                                                                   EXHIBIT 10.19

            AGREEMENT dated as of November 30, 1999 by and between PRIMEDIA, INC., a Delaware corporation, having its principal place of business at 745 Fifth Avenue, New York, New York 10151 (the "Company") and WILLIAM F. REILLY, an individual residing at 7 Sutton Square, New York, New York 10002 (the "Executive").

                                   BACKGROUND

            The Executive, a founder of the Company and its Chairman and Chief Executive Officer since 1989, has been employed by the Company (or its predecessor, K-III COMMUNICATIONS CORPORATION) since its formation. The Executive and the Company have determined that the parties shall make provision for the Executive to step down as Chairman and Chief Executive Officer of the Company, to be appointed Chairman Emeritus of the Company, to continue to render services to the Company as an employee, and thereafter to retire from the Company. The Company and the Executive have therefore entered into this Agreement on the terms and conditions set forth herein.

1. Employment.

      The Executive served as Chairman and Chief Executive Officer of the Company until September 15, 1999, at which time, the Executive (a) ceased to be Chairman and Chief Executive Officer of the Company; (b) ceased to be a member of the Board of Directors (the "board") of the Company and its affiliated companies; (c) was appointed "Chairman Emeritus" of the Company; and (d) commenced to render advice and consultation to the Company for the "Employment Period" as set forth in Section 3 hereof and shall continue to provide such services until the Executive's "Retirement" as set forth in Section 6 hereof, unless earlier terminated in accordance with Section 5 hereof.

2. Incentive Compensation for Prior Service as Chairman and Chief Executive Officer.

      (a) Bonus. The Company shall pay the Executive $1,079,250 not later than ten (10) business days after the execution of this Agreement. Such payment represents the sum of (i) the Executive's salary from September 15, 1999 through December 31, 1999 and (ii) short-term and long-term incentive bonus which would have been paid to the Executive for the 1999 calendar year (as if the Executive had continued in employment in the capacity of Chairman and Chief Executive Officer of the Company through December 31,
      1999).

      (b) Vesting of Stock Options.

            (i) Notwithstanding anything to the contrary contained in the Option Agreements (as defined below), the Executive will be fully vested in all of the stock options granted to him to purchase shares of Company common stock, which are listed in Schedule A hereto and which shall have the exercise prices and expiration dates as set forth in such Schedule A. Such stock options and any Company Stock (as defined in Section 7 hereof) acquired pursuant to such options shall be subject to the provisions of Section 7 hereof. "Option Agreements" shall mean collectively the Non-Qualified Stock Option Agreements dated May 13, 1992, May 3, 1994, September 30, 1994 and March 29, 1995, each between K-III Communications Corporation and the Executive.

            (ii) Notwithstanding anything to the contrary contained in the Option Agreements, the Executive will be permitted to exercise all of the stock options granted to him to purchase shares of Company Stock through the delivery shares of Common Stock (which (i) the Executive has held for at least six months prior to delivery of such shares or (ii) the Executive has purchased on the open market and for which the Executive holds title free and clear of all liens and encumbrances) with an aggregate value on the date of exercise equal to the exercise price and satisfy the income tax withholding obligation upon exercise of any option, by the tender or deemed tender of shares of Company common stock which would otherwise have been acquired by the Executive upon the exercise of such stock option. For purposes of this Section 2(b)(ii), all shares of Company common stock shall be valued in a manner consistent with past practice of the Company, which shall mean the highest trading price of the Company's common stock on the New York Stock Exchange, or the principal exchange on which the shares of Company Stock may at the time be listed, on the date of exercise, or, if there shall have been no sales on such exchange on such day, the highest of the bid and asked prices on such exchange on such day or the next preceding date when such bid and asked price occurred or, if the shares of Company Stock shall not be so listed, the highest of the sales prices as reported by NASDAQ on such day. If the shares of Company Stock are not so listed or reported by NASDAQ, then the fair market value of a share of Company Stock shall be determined by an appraiser mutually agreeable to the Company and the Executive or the Executive's beneficiary or estate, as the case may be, the costs and expenses of which shall be borne by the Company.

            (iii) Except as otherwise provided in Sections 2(b)(i) and 2(b)(ii) hereof, in this subsection (b)(iii) or otherwise in this Agreement, the stock options shall continue to be subject to the provisions of the Option Agreements, it being understood and agreed, however, that
            (A) the Executive's duties and services rendered hereunder shall be deemed to satisfy the Executive's obligations under Section 2.3 of each Option Agreement and the Company shall not prescribe any additional duties and responsibilities for Executive or terminate Executive's employment with the Company as may have been contemplated by Section 2.3 of each Option Agreement, (B) for purposes of Section 3.2(c) of each Option Agreement, the termination of the employment of the Executive shall be deemed to occur on the last day of the Employment Period and (C) the last sentence of
            Section 5.6 of each Option Agreement and each reference to the "Purchase Agreement" or "Common Stock Agreement" in Section 5.6 of each Option Agreement shall be deemed to be omitted from each Option Agreement.

      (c) Expenses. The Company shall reimburse the Executive for attorney fees plus disbursements for the legal fees incurred in connection with this Agreement and the subject matter hereof, including without limitation the preparation, review and negotiation of this Agreement and all documents related to this Agreement, such reimbursement not to exceed $20,000. Such reimbursement shall be paid to the Executive within 10 days following Executive's submission of a properly documented request for reimbursement.

3. Employment Period.

      The Executive shall continue to be employed by the Company to render advice and consultation to the Company on the basis described in this Agreement until September 15, 2003 (the "Employment Period"). During the Employment Period, the Executive shall report to the Board and shall perform such duties as the Company's Chief Executive Officer or the Board shall require which may include the following: (a) attend and represent the Company in international trade association meetings and conferences, including without limitation, at the "World Magazine Association"; (b) attend and represent the Company in domestic trade association meetings and conferences, including without limitation, at the "Magazine Publishers Association"; (c) attend advisory sessions and testify before federal governmental bodies on behalf of the Company with respect to pending or proposed federal legislation which may affect the Company and its business; (d) advise the Company with respect to large acquisitions or divestitures that it may contemplate; (e) assist the Company in major product launches that it may contemplate; (f) assist the Company with respect to relevant data base associations or organizations which may affect the Company and its business; and (g) assist the Company with respect to the relationship of print media publications to Internet sites and e-commerce; all of the foregoing at the expense of the Company. Subject to the covenants set forth in Section 8 hereof, nothing contained herein shall preclude the Executive from devoting substantial time and attention to his own personal investments or to pursuing other business or investment opportunities during the Employment Period; provided, that such activities do not materially interfere with Executive's stated duties as an employee.

4. Compensation and Benefits during the Employment Period.

      (a) Salary. During the Employment Period, the Company shall pay the Executive an annual salary of $250,000 and an annual payment of $750,000 in consideration for compliance with Section 8 of this Agreement, payable in regular installments in accordance with the Company's usual payment practices.

      (b) Expense Reimbursement. The Company shall promptly reimburse the Executive for the ordinary and necessary business expenses previously approved by the Company and reasonably incurred by Executive in the performance of his duties during the Employment Period. Such reimbursement shall be in accordance with the Company's policy.

      (c) Office and Secretarial Support. During the Employment Period, the Company shall lease and provide to the Executive at the Company's expense a fully equipped (i.e., fax, computer and similar equipment) and furnished office space in midtown Manhattan, and shall provide the Executive with a full-time executive secretary at the Company's expense, in each case, at a level reasonably appropriate to the Executive's position with the Company. Any Company expense for alterations or improvements to the office shall not exceed $50,000.

      (d) Medical and Dental Plans. During the Employment Period, the Executive shall continue to participate in or receive benefits under any medical and dental benefits plan generally made available by the Company to senior executives. Except as otherwise provided in this Agreement, any such participation shall be in accordance with the provisions of such plans and nothing contained in this Agreement is intended to, or shall be deemed to, affect adversely any of Executive's rights as a participant under any such plans.

5. Termination of Employment on Account of Executive's Death or Permanent Disability.

      (a) Termination. Executive's employment under this Agreement shall terminate upon Executive's death or permanent disability. For purposes of this Agreement, "permanent disability" shall mean that the Executive has been medically determined to have a physical or mental impairment which can be expected to result in death or which has lasted or can reasonably be expected to last for a continuous period of not less than six months.

      (b) Compensation Due by Reason of Death or Permanent Disability. In the event that Executive's employment is terminated by reason of Executive's death or permanent disability, the Company shall pay the following amounts to the Executive (or in the case of death, to the Executive's beneficiary or estate):

            (i) Earned But Unpaid Compensation. Any accrued but unpaid compensation for services rendered to the date of death or permanent disability, any accrued but unpaid expenses required to be reimbursed under this Agreement and any vacation accrued to the date of death or permanent disability.

            (ii) Additional Payments. An amount equal to the compensation for services which would have been payable to Executive if Executive had continued in employment until the end of the Employment Period plus the COBRA payments for a one year period following the death or permanent disability of Executive to provide health insurance coverage for the benefit of the Executive and/or Executive's family. This amount will be paid in a single lump sum within thirty days after the date of death or permanent disability, or, at the Company's option can be paid, in installments over the balance of the Employment Period, at the same time as payments had been made to Executive.

      (iii) Other Benefits. Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements of the Company, determined and paid in accordance with the terms of such plans, policies and arrangements.

      (iv) Reduction for Disability Payments. The amount payable to Executive under Section 5(b)(ii) hereof in the case of the Executive's permanent disability during the Employment Period shall be reduced by the amount of disability insurance benefits payable to Executive during such period under any Company-paid disability insurance plan.

6.    Retirement.

      Commencing on September 16, 2003 (which shall be the day following the termination of the Employment Period), the Executive shall commence his retirement from the Company ("Retirement"). The Executive shall continue to be named "Chairman Emeritus" of the Company following his Retirement.

      (a) Supplemental Retirement Benefits. The Company shall pay to the Executive a supplemental retirement benefit in recognition of service through the Employment Period equal to $400,000 per annum commencing on the Executive's Retirement for the remainder of the Executive's life. Such amount shall be payable monthly in equal installments commencing with the first day of the first month following the Executive's Retirement.

      (b) Other Benefits. The Executive shall be paid all other benefits to which the Executive may be entitled pursuant to the plans, policies and arrangements of the Company, determined and paid in accordance with the terms of such plans, policies and arrangements. The Company shall provide to the Executive at its expense health insurance coverage for the benefit of the Executive and his family for a period of 18 months following the Executive's Retirement (or such longer period as may be required under COBRA).

7.    Company Stock.

      (a) The Company shall cause all of the Company Stock held or to be acquired by the Executive to be represented by certificates free of any legend, including without limitation, the legend described in Section 2(b) of each Purchase Agreement (as defined in Section 7(b) hereof).

      (b) Except as expressly provided in this Agreement, any Company common stock held by the Executive or acquired by the Executive pursuant to the exercise of stock options from and after the date of this Agreement shall be subject to the provisions of this Section 7 and shall not be subject to the provisions of the Common Stock Purchase Agreements entered into as of May 13, 1992 and May 3, 1994 or the Common Stock Agreements entered into as of September 30, 1994 and March 29, 1995, each between K-

      III Communications Corporation and the Executive, as the same have been or may be amended, or the Preferred Stock Purchase Agreement entered into as of July 24, 1992 between K-III Communications Corporation and the Executive, as the same has been or may be amended (such Preferred Stock Purchase Agreement, together with the above-referenced Common Stock Purchase Agreements and Common Stock Agreements, the "Purchase Agreements"); provided, however, that (i) the provisions of Section 9 (other than the last sentence thereof) of each Purchase Agreement shall continue to apply to any Company common stock so held or acquired as if such provisions were in full force and effect and (ii) the provisions of
      Section 10 (Registration Rights) of each Purchase Agreement shall continue to apply to any Company common stock so held or acquired as if such provisions were in full force and effect.

      (c) The parties hereto hereby agree and acknowledge that the Sale Participation Agreement dated July 24, 1992 between KKR Partners II, L.P., MA Associates, L.P., FP Associates, L.P., Magazine Associates, L.P., and the Executive, which provides for certain "tag-along" rights in favor of the Executive, is hereby deemed to be in full force and effect and, notwithstanding the provisions of Section 7 thereof, shall continue to be in full force and effect until the last date on which any of the stock options set forth on Schedule A hereto may be exercised.

      (d) For purposes of this Agreement, "Company Stock" shall include any and all capital stock of the Company or any capital stock, partnership units or any other security evidencing ownership interests in any successor of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Company Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise, any of the foregoing, a "capital transaction." In the event the Company undertakes to effect a capital transaction or to declare a dividend or other distribution with respect to the Company Stock, the Executive or the Executive's beneficiary or estate, as the case may be, shall be afforded the opportunity to exercise any of the Stock Options set forth on Exhibit A hereto and become a stockholder with respect to the Company Stock to be issued pursuant to such exercise, prior to the effectiveness of the capital transaction or dividend or other distribution.

8.    Restrictive Covenants.

      (a) Protected Information. Executive recognizes and acknowledges that he has had access to confidential or proprietary information concerning the Company and entities affiliated with the Company (collectively, the "Protected Information"). Executive therefore covenants and agrees that he will not at any time, either while employed by the Company or afterwards, knowingly make any independent use of or knowingly disclose to any other person or organization (except as authorized by the Company) any of the Protected Information. Information will not be "Protected Information" under the provisions of this Agreement if (i) it was known by the Executive prior to his employment with the Company, (ii) it is available from public sources or otherwise known to the general public or disclosed by the Company to third parties without a duty of confidentiality, or (iii) it is known to the trade or in the Company's industry; provided, that (ii) and (iii) did not result from Executive's breach of this Section 8(a).

      (b) Nondisparagement. Executive covenants and agrees that he will not at any time, either while employed by the Company or afterwards, publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company or any of its affiliates, including Kohlberg Kravis Roberts & Co. ("KKR"), or in any way adversely affecting or otherwise maligning the business or reputation of the Company, KKR or any of their respective affiliates. The Executive shall maintain in all public communication, both written and verbal, the highest regard for the Company and its affiliates and their personnel. The Company covenants and agrees that it will not issue or publish any press release or any statement to the press that is critical of the Executive, or in any way adversely affecting or otherwise maligning the business or reputation of the Executive. The Company shall maintain in all public communication, both written and verbal, the highest regard for the Executive.

      (c) Media Contact. From and after the date hereof, Executive will not engage in any contact with the media with respect to the Company, KKR, their respective affiliates, their employees, their shareholders, partners or directors without the prior written consent of the Company.

      (d) Competitive Activity. Executive covenants and agrees that at all times during his period of employment with the Company, including during the Employment Period, he will not, directly or indirectly, engage in, or have any active interest or involvement whether as an employee, agent, consultant, officer, or director (exclusive of Executive's current directorship in Barnesandnoble.com), in any person, firm, or business entity which is engaged in, the same "business" (as defined herein) as that conducted and principally carried on by the Company without the Company's specific written consent to do so, all of the foregoing in any geographic area in which the Company does Business. For purposes of this Section "Business" shall mean the business of publishing, selling and distributing publications and magazines of the same type and nature as those published by the Company at any time during the Employment Period; provided, however, that any publication or magazine that the Company ceases to publish, sell or distribute shall thereupon cease to constitute part of the "Business" for purposes of this Section; provided, further that if the Executive enters into any business, other than a Business, after September 15, 1999 and during the Employment Period (a "Later Started Business") and the Company thereafter enters into a Later Started Business, the Later Started Business shall not constitute part of the Business for purposes of this Section; provided, further that nothing herein shall be deemed to preclude the Company and the Executive from entering into an agreement for the purchase by the Executive of assets or rights with respect to one or more of the magazines or publications published by the Company. Notwithstanding the foregoing, the Company acknowledges and agrees that the

      Executive shall be permitted to continue his investment and involvement in Arc Publishing LLC ("Arc") and the Company shall continue its business relationship with Arc on arms-length terms until the end of the Employment Period; provided, such business relationship does not result in a substantial cost to the Company.

      (e) Non-solicitation. Executive covenants and agrees that at all times during his period of employment with the Company, including during the Employment Period, he will not, without the Company's prior written consent, directly or indirectly, offer, solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee of the Company or its affiliates or any person who was so employed within the three months prior to such offer or solicitation.

9.    Enforcement of Covenants.

      (a) Right to Injunction. Executive acknowledges that a breach of the covenants set forth in Section 8 hereof will cause irreparable damage to the Company with respect to which the Company's remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in this section by Executive, Executive and the Company agree that the Company shall be entitled to cease making any cash payments due hereunder pending ultimate resolution of the matter and shall also be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity: injunctions, both preliminary and permanent, enjoining or retraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction. Any payments held back pending resolution shall be paid to the Executive within thirty (30) days of any resolution unless it has been determined that Executive has breached the covenants set forth herein and shall bear interest at the 90 day treasury rate for the period of cessation.

      (b) Separability of Covenants. The covenants contained in Section 8 hereof constitute a series of separate covenants, one for each county and city included within each State in the United States and the District of Columbia, and one for each applicable foreign city or province included within each foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 8 exceed the time, geographic, or occupational limitations permitted by applicable laws, Executive and the Company agree that such provisions shall and hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

10.   Withholding Taxes.

      The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local or other taxes and such compensation and benefits (to the extent reportable as income) will be reported as W-2 income of the Executive by the Company.

11.   Source of Payments.

      All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment.

12.   General Release.

      As a condition to the receipt of any payments hereunder, Executive hereby agrees to execute a release substantially in the form attached hereto as Exhibit
A. As a condition to the receipt of any payments hereunder after Executive's Retirement, Executive, upon his Retirement, agrees to executive an additional release substantially in the form attached hereto as Exhibit B.

13.   Successor and Binding Agreement.

      (a) Company Successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as defined in the first sentence of this Agreement and any successor to all or substantially all its business or assets or which otherwise becomes bound by all the terms and provisions of this Agreement, whether by the terms hereof, by operation of law or otherwise.

      (b) Executive's Successor. This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives and successors in interest under this Agreement; provided, however, that Executive may not assign any of the duties and obligations hereunder without the written consent of the Board.

      (c) Facility of Payment. In the event of Executive's legal incapacity, the Company may make any payments due under this Agreement to his legal representative. In the event of Executive's death, the Company may make any payment due under this Agreement to his surviving spouse or, if none, to Executive's estate.

14.   Assignment.

      The rights and benefits of Executive under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided, however, that nothing in this
Section 14 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on his death or from transferring any of his rights and benefits hereunder to (a) his executors, administrators, testamentary trustees, legatees or beneficiaries, (b) the executors, administrators, testamentary trustees, legatees or beneficiaries of any of the persons in clause (a) above or (c) a trust or custodianship, the beneficiaries of which include only the Executive, his spouse or his lineal descendants by blood or adoption.

15.   Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.

16.   Notices.

      Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

            To the Company:

                 Primedia, Inc.
                 745 Fifth Avenue
                 New York, New York 10151
                 Attention General Counsel
                 Fax: (212) 745-0101

            With a copy to:

                 Simpson Thacher & Bartlett
                 425 Lexington Avenue
                 New York, New York 10017
                 Attention: Gary I. Horowitz, Esq.
                 Fax: (212) 455-2502

             To Executive:

                 William F. Reilly
                 7 Sutton Square
                 New York, New York 10002

             With a copy to:

                 Dechert Price & Rhoads
                 30 Rockefeller Plaza
                 New York, New York 10112
                 Attention: James E. Tolan, Esq.
                 Fax (212) 698-3599

17.   Miscellaneous.

      (a) Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other terms of this Agreement.

      (b) Separability. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

      (c) Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

      (d) Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

      (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year set forth below.

                                          PRIMEDIA, INC.


                                          By:     /s/ Beverly C. Chell
                                             -----------------------------------
                                          Date:         12/2/99
                                               ---------------------------------

EXECUTIVE


By: /S/ William F. Reilly
   -----------------------------
Date: 11/30/1999
     ---------------------------

Acknowledged and Agreed to for
the purposes of Section 7(c) as
of the date first written above:


--------------------------------


--------------------------------

                                Reilly Agreement
                          dated as of November 30, 1999
                                   Schedule A

                              Company Stock Options

                          Expiration
Grant Date                    Date             Share Price        # of Options

5/13/92                     5/13/02               $ 5.00            2,425,160
5/03/94                     5/03/04               $ 8.00              188,000
9/30/94                     9/30/04               $ 8.00              125,000
3/29/95                     3/29/05               $ 8.00              150,000
10/07/96                    10/07/06              $11.13              150,000

Total Options                                                       3,038,160

                                                                       EXHIBIT A

                                 GENERAL RELEASE

            WHEREAS, Mr. William F. Reilly ("Executive") has ceased to be Chairman and Chief Executive Officer of PRIMEDIA, INC. ("PRIMEDIA"); and

            WHEREAS, Executive and PRIMEDIA have reached a full and final compromise and settlement of all matters, disputes, causes of action, claims, contentions and differences between them and PRIMEDIA's divisions, merged entities and affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, stockholders (including without limitation all affiliates of Kohlberg Kravis and Roberts & Co. ("KKR")), administrators, representatives, attorneys, insurers or fiduciaries, past, present or future (the "Released Parties"), including but not limited to any and all claims arising from or derivative of Executive's employment with PRIMEDIA as Chairman and Chief Executive Officer through September 15, 1999;

            WHEREAS, in return for PRIMEDIA performing its obligations as provided for herein, the agreement between the Executive and PRIMEDIA dated as of November 30, 1999 (the "Agreement"), Executive will execute and comply fully with the terms of this General Release (the "Release");

            WHEREAS, Executive (i) understands that in executing the Release he is, inter alia, giving up rights and claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq. ("ADEA"), and
(ii) has been given a period of not less than 21 days within which to consider this Release;

            NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, Executive and PRIMEDIA agree and covenant as follows:

            1. By entering into this Release, the Released Parties do not admit, and each specifically denies any liability, wrongdoing or violation of any law, statute, regulations, agreement or policy.

            2. Executive ceased to be Chairman and Chief Executive Officer of PRIMEDIA effective September 15, 1999.

            3. In consideration of the obligations of Executive as set forth in this Release and the Agreement, and in full settlement and final satisfaction of any and all claims, contractual or otherwise, which Executive had, has or may have against PRIMEDIA or the Released Parties with respect to his employment as Chairman and Chief Executive Officer, or otherwise arising on or prior to September 15, 1999, PRIMEDIA shall pay to Executive the payments and benefits to which Executive is entitled under the Agreement. This Release shall not pertain to any claim alleging that PRIMEDIA has failed to comply with any obligations created by the Agreement or the Release or that PRIMEDIA has failed to pay to Executive the payments and benefits to which Executive is entitled under the Agreement.

            4. (a)Executive, for and in consideration of the payments and benefits as set forth in the Agreement and for other good and valuable consideration, hereby, on behalf of himself, his agents, assignees, attorneys, successors, assigns, heirs and executors, releases and forever discharges, and by this release does release and forever discharge, PRIMEDIA and the Released Parties of and from all debts, obligations, promises, covenants, collective bargaining obligations, agreements, contracts, endorsements, bonds, controversies, suits or causes of actions known or unknown, suspected or unsuspected, of every kind and nature whatsoever, which may heretofore have existed or which may now exist, including but not limited to those arising under the ADEA, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.
Section 2000e et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq., the Americans With Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment as well as any claim for breach of contract, wrongful discharge, breach of any express or implied promise, misrepresentation, fraud, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy or any other theory or claim, whether legal or equitable, including but not limited to any claims arising from or derivative of Executive's employment with PRIMEDIA as Chairman and Chief Executive Officer through September 15, 1999. Executive acknowledges that he has not been discriminated against on the basis of age, sex, handicap, race, ethnicity, religion or any other protected class status.

                  (b) This Release shall not affect (i) any present or future indemnification obligations that PRIMEDIA and the Released Parties may have to Executive pursuant to any charter, by-law, agreement or policy of insurance,
(ii) any benefits or payments to which Executive is entitled under any of the PRIMEDIA employee benefit plans or (iii) any right Executive has as an optionee or shareholder of PRIMEDIA.

            5. Executive covenants and agrees not to sue nor authorize any other party, either governmental or otherwise, to file any grievances, arbitration or commence any other proceeding, administrative or judicial, against PRIMEDIA or the Released Parties in any court of law or equity, or before any administrative agency, with respect to any claims released pursuant to this Release.

            6. PRIMEDIA, the Released Parties and Executive understand and agree that the terms of this Release and the Agreement are confidential except (i) to the extent required by law, (ii) to the extent this Agreement has been made public and (iii) that the Executive may disclose the terms of this Agreement to his spouse, financial advisor, accountants and attorney, provided that such persons understand and agree that the terms of this Release and Agreement are confidential.

            7. Except as herein contemplated, Executive agrees that he will not voluntarily participate in any proceeding of any kind brought against PRIMEDIA or the Released Parties relating to any claims released pursuant to this Release.

            8. (a) The parties agree that this Release should be construed in accordance with the laws of the State of New York, exclusive of New York choice of law provisions.

                  (b) The parties agree that any and all further legal proceedings between Executive and PRIMEDIA or the Released Parties relating to any claims released pursuant to this Release, whether arising under statute, constitutions, contract, common law or otherwise, including the issue of arbitrability, will be submitted for resolution exclusively pursuant to arbitration under the rules of the American Arbitration Association and that such arbitration will take place in New York, New York. The parties hereby waive their right to a trial of any and all claims arising out of this Release or breach of this Release.

                  (c) Should any provision of this Release be found to be in violation of any law, or ineffective or barred for any reason whatsoever, the remainder of this Release shall be in full force and effect to the maximum extent permitted by law.

            9. PRIMEDIA and Executive agree to execute such other documents and to take such other actions as may be reasonably necessary to further the purposes of this Release.

                  (a) Executive acknowledges and agrees that, in deciding to execute this Release, he has had the opportunity to consult with legal, financial and other personal advisors of his own choosing as he deems appropriate, in assessing whether to execute this Release and that he has consulted legal counsel. Executive represents and acknowledges that no representations, statement, promise, inducement, threat or suggestion has been made by PRIMEDIA or the Released Parties to influence him to sign this Release except such statements as are expressly set forth herein. Executive agrees that he has been given a minimum of twenty-one (21) days within which to consider the terms and effects of this Release insofar as it relates to settlement and release of potential claims under the ADEA, and to consult with, and to ask any questions that he may have of anyone, including legal counsel and other personal advisors of his own choosing, and that he has executed this Release voluntarily and with fill understanding of its terms and effects.

                  (b) Executive has been informed of his right to revoke this Release as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., by informing PRIMEDIA of his intent to revoke this Release within seven calendar days following the execution of this Release. To be effective, notice of revocation must be in writing and must be delivered either by hand or by mail to Beverly Chell, General Counsel, PRIMEDIA, Inc., 745 Fifth Avenue, 23rd Floor, New York, NY, 10151, within the 7-day period. If a notice of rescission or revocation is delivered by mail, it must be: (i) postmarked within the seven day period, respectively, (ii) properly addressed to Ms. Chell as set forth above, and (iii) sent by certified mail return receipt requested. This Release shall not become effective or enforceable until the seven day period described above has expired. No payment shall be due, owing or paid by PRIMEDIA unless and until this Release becomes effective.

            10. This Release may not be changed or modified, except by a written instrument signed by Executive and PRIMEDIA.


                                          /s/ William F. Reilly
                                          --------------------------------------
                                          William F. Reilly

                                          Address  7 SUTTON SQUARE
                                                   NEW YORK, NY 10022
                                          Date     NOVEMBER 30, 1999

STATE OF NEW YORK  )
                   ) ss
COUNTY OF          )

            On November 30, 1999, before me personally came William F. Reilly to me known and known to me to be the individual described in, and who executed, the foregoing General Release, and duly acknowledged to me that he executed the same

                                          /s/ Katina Nash
                                          --------------------------------------
                                          Notary Public

                                                          Katina Nash
                                               NOTARY PUBLIC, State of New York
                                                        No. 94-4817148
                                                  Certified in Kings County
                                                Cert. Filed in New York County
                                                  Commission Expires 6-30-01

                                          PRIMEDIA, INC.


                                          By:
                                             -----------------------------------
                                          Address

                                          Date